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                                                            Exhibit 11

          UAL Corporation and Subsidiary Companies

        Calculation of Diluted Net Earnings Per Share
               (In Millions, Except Per Share)

                                       Year Ended December 31
                                    1997        1996        1995
                                    ----        ----        ----
Earnings or loss:
 Earnings before
  extraordinary item               $ 958       $ 600        $ 378
 Preferred stock dividends           (77)        (60)         (50)
 Preferred stock transactions          -         (48)          20
 Interest on convertible
  debentures, net of tax and other     -           3           24
                                   -----       -----        -----
 Earnings before extraordinary
  item for diluted calculation       881         495          372

 Extraordinary loss on early
  extinguishment of debt,
  net of tax                          (9)        (67)         (29)
                                   -----       -----        -----
 Net earnings for diluted
  calculation                      $ 872       $ 428        $ 343
                                   =====       =====        =====

Shares:
 Average number of shares
  of common stock outstanding
  during the year                   58.8        56.1         49.6
 Average number of shares of
  ESOP preferred stock
  outstanding during the year       35.9        24.0         11.9
 Additional shares assumed
  issued at the beginning of the
  year for conversion of
  convertible debentures               -         2.1          7.9
 Additional shares assumed
  issued at the beginning of the
  year (or at the date of issuance)
  for exercises of dilutive stock
  options and stock award plans
  (after deducting shares assumed
  purchased under the treasury
  stock method)                      2.7         2.4          1.8
                                   -----       -----        -----
 Average number of shares
  for diluted calculation           97.4        84.6         71.2
                                   =====       =====        =====

Diluted per share amounts:
 Earnings before
  extraordinary item              $ 9.04      $ 5.85       $ 5.23
 Extraordinary loss on early
  extinguishment of debt           (0.09)      (0.79)       (0.41)
                                   -----       -----        -----
 Net earnings                     $ 8.95      $ 5.06       $ 4.82
                                   =====       =====        =====
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